EXHIBIT 10.1

February 13, 2006

EMPLOYMENT AGREEMENT

BY AND BETWEEN:

     Novelis A.G. (hereinafter referred to as "the Company")

And:

     Mr. Arnaud de Weert
     Franklin Rooseveltaan 15
     1050 Brussels, Belgium

IT HAS BEEN AGREED UPON AS FOLLOWS:

1. POSITION TITLE
The Employee shall be employed by the Company as Senior Vice President and President Europe, reporting to Mrs. Martha Brooks, Chief Operating Officer of Novelis Inc., and will perform all acts, duties and obligations and comply with such orders as may be consistent with the above-mentioned capacity.

2. LOCATION
This position is presently located in Zurich, Switzerland. The Company is entitled to request the Employee to relocate if required. You may be required to travel both inside and outside of Switzerland on business of the Company in the proper performance of your duties from time to time.

3. EMPLOYMENT DATE
Employment will commence 1 May 2006.

4. DURATION
This Agreement shall be considered as having an indefinite duration, subject to the provisions relating to termination below.

5. NOTICE
The Agreement will continue in force until terminated by either one of the parties in accordance with the provisions of the law concerning the contracts of employment in Switzerland. The Employee will receive payment in lieu of notice if requested not to work during the notice period. This does not apply if the Employee is dismissed for gross misconduct. Any payment made in lieu of notice is subject to local tax and social security deductions.

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6. HOURS OF WORK
The Employee shall comply with the working schedule in force with the Company. The Employee can be requested to work during additional hours if the needs of the Company should so require. The Employee recognizes that his function is a management function and a position of trust and that he can consequently not claim any compensation for overtime and/or time off in lieu for any additional hours worked.

7. BASE SALARY
Your annual base salary (paid in twelve (12) monthly installments) will be
(euro)400,000. Your base salary will be subject to review in accordance with the Company's practice from time to time but there will be no obligation on the Company to increase such salary, unless otherwise imposed by the applicable laws, it being understood that the Company may absorb, as the case may be, such imposed increases according to the national applicable employment laws and regulations. The current practice is to review base salaries annually with any increase being merit based and typically with effect from 1 April. Your future salary increases will be subject to approval by the Novelis Board of Directors.

8. SIGN-ON BONUS
You will receive a one-time sign-on bonus in the gross amount of (euro)125,000. This payment will be made to you within 30 days of the start of your employment with Novelis.

9. SHORT-TERM INCENTIVE COMPENSATION
You will be eligible to participate in the Novelis Short-Term Incentive Plan. For 2006, you will be eligible to participate for the full fiscal year (same as the calendar year). Your target bonus will be (euro)250,000. Your performance measures for this plan for 2006 will be built around business performance objectives. Depending on the level of the results, the actual bonus for 2006 could be as high as two-times target or (euro)500,000 or as low as naught.

No bonus payment will be made if on the date on which payment is made you are not employed or you are under notice to terminate employment [whether notice was given by the Employee or the Company] or if the Company considers the performance of the Employee to have been unsatisfactory. The Company will make all interpretations concerning the conditions and qualifications of this plan.

The Company reserves the right to modify or discontinue the plan at any time without notice.

10. LONG-TERM INCENTIVE COMPENSATION (LTI)
You will be eligible for participation in Novelis' LTI program. The target annual opportunity for your position is (euro)369,000.

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No LTI payment will be made if on the date on which payment is made you are not employed or you are under notice to terminate employment [whether notice was given by the Employee or the Company] or if the Company considers the performance of the Employee to have been unsatisfactory. The Company will make all interpretations concerning the conditions and qualifications of this plan.

The Company reserves the right to modify or discontinue the plan at any time without notice.

11. VACATION ENTITLEMENT
You will be entitled to twenty (20) days of vacation for the year 2006. Thereafter, your vacation entitlement will be governed by Novelis' vacation policy but will continue to be no less than twenty (20) days annually. You will also be entitled to the legal holidays in Novelis' published holiday schedule for the Zurich office. Vacation entitlement not taken in any vacation year may not be carried forward to any subsequent year, nor may vacation entitlement be advanced. No payment in lieu of unused vacation entitlement will be made.

12. BENEFIT PLANS
You will be entitled to participate in all extra-legal pension and group insurance programs currently offered to employees of the Company including but not limited to:

o  The Novelis Pension Scheme for Switzerland (Pensionskasse Alcan Schweiz)
o  The Novelis Medical Plan in Switzerland

These benefits are provided at the discretion of the Company and there is no contractual entitlement to any of these benefits which may be changed from time to time or, in certain circumstances, withdrawn.

13. MISCELLANEOUS PLANS
You will be eligible to participate in other executive benefit plans including Flexperks (a taxable amount, currently -- (euro)10,000 annually --paid to you that can be used at your discretion for professional financial advice, for club membership fees, etc.); and the annual executive physical program.

These benefits are provided at the discretion of the Company and there is no contractual entitlement to any of these benefits which may be changed from time to time or, in certain circumstances, withdrawn.

14. COMPANY CAR
You will be entitled to a Company car appropriate to your position and following the car policy for Novelis Switzerland.

This benefit is provided at the discretion of the Company and there is no contractual entitlement to this benefit which may be changed from time to time or, in certain circumstances, withdrawn.

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15. EXPENSES
The Company will pay or refund you in arrears all reasonable traveling, entertainment and other similar out of pocket expenses necessarily and wholly incurred by you in the proper performance of your duties subject to production by you of such evidence of such expenses as the Company may reasonably require.

16. RELOCATION
The Company will pay for the following for your relocation to Zurich, Switzerland

(a)  Miscellaneous relocation allowance in the gross amount of (euro)25,000.
(b)  Relocation of your household goods from Brussels to the Zurich area.
(c)  Reasonable accommodation hunting trips to Zurich.
(d)  Income tax preparation for the year of your move.
(e) Temporary housing for up to six (6) months while you locate accommodation in the Zurich area with the expectation being that you will actively seek local accommodation.
(f) The Company will provide two home leave trips to Brussels (air only economy class) for you.

17. REPATRIATION
Upon completion or termination of this assignment, except for gross misconduct, should there be no suitable position available at that time within Novelis, Novelis will pay for the cost of moving your household goods back to Belgium.

18. SEVERANCE
In the event your employment is involuntarily terminated, except for Gross Misconduct, you will receive any required notice under Swiss law and you will receive twelve (12) months of base salary as severance pay and you will receive any Company benefits required to continue under Swiss law. In the event the Novelis Board of Directors considers implementing new Change of Control agreements for executives, it would be Management's intent to recommend you to the Board for such an agreement.

19. TERMINATION
Without prejudice to the stipulations in the Gross Misconduct section of this agreement, each party may terminate this employment Agreement at any moment in accordance with the applicable employment legislation and regulations.

20. GROSS MISCONDUCT
As indicated above, in the event of gross misconduct, the Company may terminate employment without notice or compensation in lieu of notice and without making any further payment beyond the amount of any remuneration actually accrued due to the date of such termination. Listed below are examples of gross misconduct (the list is not exhaustive):

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* being convicted of any criminal offense other than an offense which does not in the opinion of the Company affect your position;
* theft, fraud or any form of dishonesty (including action calculated to assist others in such activity);
* giving deliberately misleading or incorrect information prior to your employment by or on joining the Company;
* breaching your obligation of confidentiality;
* lack of competence or judgment such as might prejudice the Company's reputation and interests;
* refusal to carry out a reasonable request given by a person authorized to give such instructions;
* failure to co-operate with other employees of the Company or otherwise disrupting the proper conduct of the Company's business;
* conducting yourself either during or outside normal hours of work such that the interests and reputation of the Company, its employees or any of its clients are likely to be jeopardized or adversely affected;
* a serious case of misuse of the Company's technology and telecommunications systems;
* alcohol, drug or substance abuse during the course of work or affecting the performance of duties;
* serious infringement of health and safety rules;
* committing any serious or repeated or continual breach of your Contract;
* harassment or bullying;
* serious negligence which causes unacceptable loss, damage or injury;
* physical violence;
* accessing personal data of other employees without authority.

21. EMPLOYEE CONFIDENTIALITY, PROPRIETARY RIGHTS AND CONFLICTS AGREEMENT
The Employee's employment with the Company is conditional upon receipt by the Company of a signed copy of the "Employee Confidentiality, Proprietary Rights and Conflicts Agreement" in the form attached.

22. ASSIGNMENT GUIDE / RIGHT TO AMEND
Conditions and circumstances not covered in this letter will be in accordance with established Company policy and country labor laws. The Company reserves the right to revise or amend the provisions outlined in this agreement as circumstances necessitate. This agreement sets forth the entire understanding and agreement of the parties and supersedes any and all oral or written agreements and understandings between the parties as to the subject matter of this agreement. Except as otherwise provided herein, this agreement may be changed only in writing and with the signatures of all parties. Any subsequent change or changes in Employee's duties, salary or compensation will not affect the validity or scope of this Agreement.

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Any provision or provisions of this Agreement which would be contrary to the law shall be deemed separable and shall not affect any other provision or provisions of this Agreement.

The terms and conditions of this Agreement will be governed by and interpreted according to Swiss law and the parties submit to the exclusive jurisdiction of the Swiss courts.

The Employee represents and warrants that he is not party to any agreement nor under any obligation which would prohibit him from entering into this Agreement, entering into the employ of the Company, or performing fully his obligations hereunder.

Made at, Brussels/Atlanta, on 13 February 2006, in two original copies.

Each party acknowledges having received one duly executed original.

/s/ Mr. Arnaud de Weert                                   /s/ Brian W. Sturgell
-----------------------                                   ----------------------
The Employee                                              The Company

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EMPLOYEE CONFIDENTIALITY, PROPRIETARY RIGHTS AND CONFLICTS AGREEMENT

In consideration of my employment, or continued employment, as the case may be, with Novelis A.G. including its subsidiaries and affiliates ("the Company"), and the compensation to be paid to me by the Company, and in recognition of the fact that disclosure, misuse or misappropriation of information regarding the business, plans, methods, or procedures of the Company, or of third parties, conflicts of interest, or failure to comply with Company policy could have a detrimental effect on the Company, I agree as follows:

1. During the term of my employment, I agree to devote my best efforts to the interests of the Company, and will not, during the term of this Agreement, undertake or engage in any other employment or occupation without prior written approval of an officer of the Company, nor will I hold, directly or indirectly, any interest in any business enterprise which is a supplier to or directly or indirectly competitive with the Company, other than interests not greater than 1% in companies listed on recognized securities exchanges. I agree to observe the Novelis code of Conduct and any other rules and regulations which the Company may establish governing the conduct of its business or its employees.

2. I represent and warrant that my employment by the Company will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship. I represent and warrant that I do not possess and have not brought to the Company any documents or things containing confidential information of my previous employers. If I find at any time that confidential information belonging to any former employer and known to me might be useful in connection with the Company's business, I will not disclose to or use on behalf of the Company any of such confidential information. However, during my employment by the Company I shall, in the performance of my duties, be free to use as appropriate any information which is generally known and used by persons with training and experience comparable to my own, and any information which is common knowledge in the industry or otherwise legally in the public domain.

3. I recognize the confidential nature of the Company's work and I shall not at any time disclose to anyone, make use of or copy (except to the extent such disclosure, use or copying is necessary for the proper performance of my duties as an employee of the Company and is authorized by the Company) any information with respect to the business, plans, methods, procedures, employees, clients, cooperators or results or findings of the Company or with respect to the Company's or any client's or cooperator's affairs.

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4.   Except as my contractual Company duties may require, I will not remove from the premises of the Company any documents, files, notebooks, records, correspondence, or models relating to the business of the Company or any employee, cooperator or client, or make copies thereof, all such items or copies whether made by me or by others being recognized as the property of the Company and not to be used for my own or another's benefit, or delivered or communicated to another, at any time, without the written consent of the Company.

5. I acknowledge and agree that all patent, copyright, trade secret and other intellectual property rights ("IP Rights") in any Inventions (as defined below) and other works created by me within the scope of the Company's business while I am employed by the Company or within the scope of my employment by the Company while I am employed by the Company or during a period of six months after my employment by the Company ceases for any reason ("Works") are and shall be the property of the Company, whether such Works are created by me at Company premises or elsewhere, and I hereby assign to the Company (i) all IP Rights in such Works, (ii) all applications for registration of any such IP Rights, and
(iii) the right to apply for registration of any or all of such IP Rights in any jurisdiction anywhere in the world. I shall disclose promptly, completely and in writing to the Company any and all inventions, processes, methods and improvements (together, "Inventions") that I discover, conceive or develop, either individually or jointly with others, while I am employed by the Company and within six months after my employment with the Company ceases for any reason. Furthermore, I agree during my employment with the Company and after my employment has ended (for whatever reason) to assist with, prepare, execute and deliver any disclosures, patent applications and documents that the Company may deem necessary to secure a patent on any patentable Works, and to execute and deliver such documents and perform such other acts, at the Company's expense, as the Company may deem necessary for me to sign, deliver or perform in order to vest title to all such Works in the Company, its assigns or successors, and to register, protect and enforce, on the Company's behalf, any such IP Rights. I agree to accept consideration of US $ 1.00 or its equivalent in local currency for each assignment of a patent to the Company.

6. While employed by the Company and in the event that I leave employment with the Company for any reason, I agree that:

     a) I will return to the Company, upon request or upon the termination of my employment with the Company for any reason, intact and without erasures, deletions or other alterations or modifications, any records, files, notebooks, correspondence, other papers or documents relating to the business, plans, methods, procedures, employees, cooperators, clientele, results or findings, or affairs of the Company; any personal computers, CD's, diskettes or other storage media containing similar information; and any and all other property of the Company which may be in my possession, and will not retain any of such papers, documents, computers, storage media or other property or copies of any thereof.

     b) I will not disclose to anyone any information with respect to the business, plans, methods, procedures, employees, cooperators or clients of the Company, or of any cooperator or client of the Company obtained in the course of my employment with the Company.
     c) Except as my contractual Company duties may require, I will not disclose the names of the Company's employees, customers or clients, past, current or prospective, to anyone.
     d) For a period of two years following the termination of my employment with the Company for any reason, I will not induce, or assist in the inducement of, any employee of the Company to leave his or her employment with the Company.
     e) I will not interfere with the relationship between the Company and its customers, clients, employees or suppliers.

7. I will not at any time issue statements to the media that in any way relate to the business of the Company without the prior approval of an officer or director of the Company.

Each of the foregoing undertakings is a distinct and separate undertaking on my part. No alterations or subsequent amendments to this Agreement shall be valid unless executed in writing by me and approved in writing by an officer or director of the Company.

In addition to any other applicable remedies, the Company shall be entitled to an injunction in any court having jurisdiction in the event of any actual or threatened violation of any of the provisions of this Agreement. I acknowledge and accept that if I commit any breach of this Agreement the Company shall be entitled, in addition to equitable relief, to recover all costs and damages (including reasonable attorneys' fees) which the Company may suffer as a result of any such breach by me.

All of my obligations and all of the Company's rights under this Agreement shall apply both during and subsequent to my employment by the Company and shall survive any termination of my employment with the Company for any reason whatsoever, with or without cause, and regardless of which party initiates such termination. This Agreement shall be binding upon my heirs, executors, administrators and other legal representatives and assigns.

This Agreement shall be construed and interpreted in accordance with the laws of Switzerland. If any provision of this Agreement is declared void and unenforceable, such provision shall be deemed severed from this Agreement and the balance of this Agreement shall remain in full force and effect.

I hereby acknowledge and agree to the foregoing, and represent that except as stated below, I have no agreements with or obligations to others that may conflict with the foregoing. If any exceptions occur in the future, I will make prompt disclosure of such facts to the Company.

/s/ Mr. Arnaud de Weert     Mr. Arnaud de Weert     13 February 2006
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      Signature:                   Name:                  Date: